EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Lightyear Network Solutions, Inc. on Form S-8 (File No. 333-169678) of our report dated March 30, 2011, with respect to our audits of the consolidated financial statements of Lightyear Network Solutions, Inc. and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended appearing in the Annual Report on Form 10-K of Lightyear Network Solutions, Inc. for the year ended December 31, 2010.

/s/ Marcum LLP

New York, NY
March 30, 2011